Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-149730 and 333-104898 on Form S-8 of our reports dated March 3, 2010, relating to the financial statements and financial statement schedule of Big 5 Sporting Goods Corporation, and the effectiveness of Big 5 Sporting Goods Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Big 5 Sporting Goods Corporation for the year ended January 3, 2010.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 3, 2010